Exhibit 99.1

For Immediate Release

Corel and Microsoft Announce Strategic Alliance

Alliance to accelerate delivery of applications for Microsoft's .NET Platform

Ottawa, Canada & Redmond, WA - October 2, 2000 - Corel Corporation (NASDAQ: CORL, TSE: COR) and Microsoft Corporation (NASDAQ: MSFT) today announced that they have formed a strategic alliance that will see the two companies expand their relationship to encompass projects related to Microsoft's new .NET initiative.

As part of this expanded relationship, Microsoft has purchased 24 million non-voting convertible preferred shares at a purchase price of U.S.$5.625 per share or a total purchase price of U.S. $135 million. The companies will also work together to support the development, testing and marketing of new products related to the .NET platform. Joint-marketing initiatives will include participation in product launches and trade show events and representation on mutual Web sites. In addition, both companies have agreed to settle certain legal issues between Corel and Microsoft.

"We are pleased to announce this latest development in our relationship with Microsoft, and what we believe to be an important step forward in our strategy for long-term growth," said Corel's interim President and CEO Derek J. Burney.

"Corel has long recognized the potential of the Internet to speed up the delivery of applications and services to our customers worldwide," added Mr. Burney. "Our most recent work has focused on strategies to move our applications, including CorelDRAW and WordPerfect as well as our Linux distribution - Corel LINUX OS, on to the Web. By leveraging Corel's development expertise and popular product line with Microsoft's .NET platform, we believe we have found a great combination to accelerate this process. .NET promises to be a robust platform that we can use to build innovative, easy-to-use and reliable Web applications and services that will benefit our customers."

"Microsoft is very excited to see strong commitment from Corel for the .NET platform. Corel has some of the best-known software on the market and expertise in online-service delivery, graphics and interface design. Coupled with Microsoft's .NET initiative, our companies will be able to cooperate on projects that will benefit customers worldwide," said Yuval Neeman, Vice President, Microsoft's Developer Division.

While neither Microsoft nor any of its affiliates are entitled to convert the preferred shares, they will be saleable to, and convertible by other parties, into an aggregate of 24 million common shares of Corel. Based on the number of shares currently outstanding, the common shares issuable upon conversion of the preferred shares would represent approximately 24.6 per cent of the outstanding Corel common shares after the conversion. The preferred shares do not carry any preferential dividends over the common shares.

A teleconference will be held this evening beginning at 5:30 p.m. (EST)/2:30 p.m.(PST) to discuss this strategic alliance. To participate in the teleconference, interested media/analysts must dial 1-800-273-9672 (North America) or (416) 695-5806 approximately 10 minutes before 5:30 p.m. Media/analysts calling from outside of North America can dial 1-800-3276-6333. An instant replay will be provided for 24 hours commencing one hour after the end of the teleconference. The instant replay number is (416) 695-5800. The passcode is 574606. A replay of the call will also be available at the Corel® Investor Relations Web site (www.corel.com/investor) this evening.

In addition, a news conference/photo op for local media in Ottawa will be held at 11:30 a.m. (EST) on Tuesday October 3, 2000 at Corel's corporate headquarters located at 1600 Carling Avenue. For those who wish to listen in on the proceedings, please call 1-800-273-9672 or 416-695-5806 approximately 10 minutes prior to the start of the event.

Corel Corporation

Corel Corporation is an internationally recognized developer of award-winning business productivity, graphics and operating system solutions on the Windows®, Linux®, UNIX®, Macintosh® and Java™ platforms. Corel also develops market-leading, Web-based solutions including applications, content, e-commerce and online services. For access to these services and more information go to www.corel.com or www.corelcity.com. Corel is headquartered in Ottawa, Canada. Corel's common stock trades on the NASDAQ Stock Market under the symbol CORL and on the Toronto Stock Exchange under the symbol COR.

Microsoft Corporation

Founded in 1975, Microsoft (Nasdaq "MSFT") is the worldwide leader in software, services and Internet technologies for personal and business computing. Microsoft offers a wide range of products and services designed to empower people through great software - any time, any place and on any device.

This press release contains statements that are forward looking as that term is defined by the United States Private Securities Litigation Reform Act of 1995. These statements are based on current expectations that are subject to risks and uncertainties. Actual results will differ due to factors such as shifts in customer demand, product shipment schedules, product mix, competitive products and pricing, technological shifts and other variables. Readers are referred to Corel's most recent reports filed with the Securities and Exchange Commission.

Corel, WordPerfect, CorelDRAW and the Go further logo are trademarks or registered trademarks of Corel Corporation or Corel Corporation Limited. Linux is a registered trademark of Linus Torvalds. .Net is a registered trademark of Microsoft Corporation. All other products, fonts, company names and logos are trademarks or registered trademarks of their respective owners.

Corel Press Contacts: Corel Investor Relations:

Anne Vis (Canada) John Hladkowicz

(613) 728-0826 ext. 5182 (613) 728-0826 ext. 1194

annev@corel.com johnh@corel.com

Louise Hanlon (US)

(613) 728-0826 ext. 5288

louiseh@corel.com

Microsoft PR:

Microsoft Investor Relations:

Tom Pilla Carla Lewis

(425) 936-0756 (425) 936-3703

tpilla@microsoft.com Carlalew@microsoft.com

Waggener-Edstrom PR

Rapid Response Team

(503) 443-7000

rrt@wagged.com